Exhibit (6)(b)

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (the “Agreement”) is made as of November 1, 2024 by and between PUTNAM INVESTMENT MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter called “PIM”), and FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED (“FTIML”), a corporation existing under the laws of the United Kingdom.

WHEREAS, PIM and FTIML are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services as an independent contractor; and

WHEREAS, PIM has been retained to render investment advisory services to each of the funds listed on Schedule A hereto (together the “Funds” and each, a “Fund”), including the funds that are series of an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) as shown on Schedule A; and

WHEREAS, Putnam Investments Limited (“PIL”), an affiliate of FTIML, previously provided sub-advisory services with respect to the Funds pursuant to a Sub-Management Contract dated as of January 1, 2024,;

WHEREAS, in connection with the transfer of substantially all of PIL’s assets and liabilities to FTIML on or around the date hereof, the parties are entering into this Agreement to provide for the continuation of services by FTIML, as successor to PIL’s advisory business; and WHEREAS, PIM desires to appoint FTIML as investment sub-adviser to provide certain investment advisory and related services to the Funds, and FTIML is willing to serve in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.  PIM hereby retains FTIML and FTIML hereby accepts such engagement, to furnish certain investment advisory and related services with respect to certain assets of the Fund, as more fully set forth herein.

(a)  Subject to the overall policies, direction and review of the Fund’s Board of Trustees (the “Board”) and to the instructions and supervision of PIM, FTIML will provide certain investment advisory and related services for a portion of the Fund as agreed upon from time to time by PIM and FTIML, including:

(i)

managing the investment and reinvestment of that portion of the Fund’s portfolio allocated for investment to it by PIM, if any, from time to time with FTIML determining what securities and other property will be purchased, retained or sold with respect to such portion, and placing all purchase and sale orders with respect to such portion;

(ii)

providing assistance with purchasing and selling securities and other property for the Fund, including the placement of orders with broker-dealers selected by FTIML, even if PIM has not delegated investment discretion with respect to such assets; and

(iii)

performing research and obtaining and evaluating pertinent economic, statistical, and financial data relevant to the investment strategies and policies of the Fund, as set forth in the Fund’s prospectus and statement of additional information, and sharing such research and data with PIM upon request.

The assets with respect to which FTIML provides the services set forth above are referred to as the “Sub-Advised Portion.”

(b)  In performing these services, FTIML shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current prospectus and statement of additional information, and in the Agreement and Declaration of Trust and Bylaws of the Fund or and to the investment guidelines most recently established by PIM (all as may be amended from time to time) and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

(c)  Unless otherwise instructed by PIM or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by PIM or by the Board, FTIML shall report daily all transactions effected by FTIML on behalf of the Fund to PIM and to other entities as reasonably directed by PIM or the Board.

(d)  FTIML shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund, in such form and detail as requested by the Board. FTIML shall also make one or more of its personnel available to attend such meetings of the Board as the Board may reasonably request.

(e)  In carrying out its duties hereunder, FTIML shall comply with all reasonable instructions of the Fund, the Board or PIM in connection therewith.

2.  (a)  Where applicable based on the services it provides pursuant to Section 1 above, FTIML shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the Fund’s policies with respect thereto and as set forth in the Fund’s Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended, Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act. In connection with the placement of orders for the execution of the Sub-Advised Portion’s portfolio transactions, FTIML shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the SEC, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by FTIML for the period and in the place required by Rule 31a-2 under the 1940 Act.

(b)  Where applicable based on the services it provides pursuant to Section 1 above, FTIML shall select brokers and dealers for the execution of the Fund’s transactions with respect to the Sub-Advised Portion. In selecting brokers or dealers to execute such orders and subject to any policies and procedures adopted by the Trust’s Board, FTIML is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which may enhance FTIML’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the 1934 Act that FTIML may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if FTIML determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or FTIML’s overall responsibilities to FTIML’s discretionary accounts.

3.  It is understood that the services provided by FTIML are not to be deemed exclusive. PIM acknowledges that FTIML may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund. PIM agrees that FTIML may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

4.  FTIML agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

5.  FTIML will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTIML may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

6.  (a)  In payment for the investment advisory services to be rendered by FTIML under Section 1(a)(i) hereunder with respect to each of Putnam International Equity Fund and Putnam VT International Equity Fund, where the Sub-Advised Portion is the full portfolio of each such Fund, PIM shall pay a monthly fee in U.S. dollars to FTIML equal to the net investment advisory fee payable by the Fund to PIM (the “Net Investment Advisory Fee”), calculated daily, as compensation for the services rendered and obligations assumed by FTIML hereunder during the preceding month.

For purposes of this Agreement, the Net Investment Advisory Fee payable by the Putnam International Equity Fund and Putnam VT International Equity Fund to PIM shall equal (i) 96% of an amount equal to the total investment management fees payable to PIM, minus any Fund fees and/or expenses waived or reimbursed by PIM, minus (ii) any fees payable by PIM to Franklin Templeton Services, LLC for fund sub-administrative services.

In payment for the investment advisory services to be rendered by FTIML under Section 1(a)(i) hereunder with respect to the Sub-Advised Portion of one or more other Funds from time to time, PIM shall pay a monthly fee in U.S. dollars to FTIML calculated daily at the following annual rate: 0.25% of the average aggregate net asset value of the assets in any equity Sub-Advised Portion and 0.20% of the average aggregate net asset value of the assets in any fixed income Sub-Advised Portion. For the purposes of calculating such fee, the net asset value of the Sub-Advised

Portion and the value of the net assets of the Fund shall be determined in the same manner that the Fund uses to compute its net asset value for purposes of pricing purchases and redemptions of its shares, all as set forth more fully in the Fund’s then current prospectus and statement of additional information.

(b)  The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by PIM relating to the previous month. If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

7.  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTIML, neither FTIML nor any of its directors, officers, employees or affiliates shall be subject to liability to PIM or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

8.  During the term of this Agreement, FTIML will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and PIM will be responsible for all of their respective expenses and liabilities.

9.  This Agreement shall be effective as of the date given above and shall continue in effect for two years. It is renewable annually thereafter so long as such continuance is specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

10.  This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon not more than sixty (60) days’ written notice to PIM and FTIML, and by PIM or FTIML upon not more than sixty (60) days’ written notice to the other party.

11.  This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Contract between PIM and the Fund.

12.  This Agreement shall not be amended with respect to any Fund unless such amendment be approved at a meeting by the vote, cast at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the related Fund who are not interested persons of such Fund or of PIM and FTIML.

13.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTIML hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. FTIML further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

14.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

15.  The terms “majority of the outstanding voting securities” of the Fund and “interested persons” shall have the meanings as set forth in the 1940 Act.

16.  This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware of the United States of America.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

PUTNAM INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephen J. Tate
Stephen J. Tate
Title:	Secretary

FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED

By:	/s/ Euan Wilson
Euan Wilson
Title:	Director

Schedule A*

(Amended as of [ ])

George Putnam Balanced Fund

Putnam BDC Income ETF

Putnam Convertible Securities Fund

Putnam Core Equity Fund

Putnam Emerging Markets Equity Fund

Putnam Emerging Markets ex-China ETF

Putnam Focused Equity Fund

Putnam Focused International Equity Fund

Putnam Focused Large Cap Growth ETF

Putnam Focused Large Cap Value ETF

Putnam Focused U.S. Research ETF (effective as of [ ])

Putnam Global Health Care Fund

Putnam Global Technology Fund

Putnam International Capital Opportunities Fund

Putnam International Equity Fund

Putnam International Value Fund

Putnam Large Cap Growth Fund

Putnam Large Cap Value Fund

Putnam U.S. Research Fund

Putnam Small Cap Growth Fund

Putnam Small Cap Value Fund

Putnam Sustainable Future ETF

Putnam Sustainable Future Fund

Putnam Sustainable Leaders ETF

Putnam Sustainable Leaders Fund

Putnam VT Core Equity Fund

Putnam VT Emerging Markets Equity Fund

Putnam VT Focused International Equity Fund

Putnam VT George Putnam Balanced Fund

Putnam VT Global Health Care Fund

Putnam VT International Equity Fund

Putnam VT International Value Fund

Putnam VT Large Cap Growth Fund

Putnam VT Large Cap Value Fund

Putnam VT Research Fund

Putnam VT Small Cap Growth Fund

Putnam VT Small Cap Value Fund

Putnam VT Sustainable Future Fund

Putnam VT Sustainable Leaders Fund

*FTIML is authorized to act as sub-adviser for each Fund listed in this Schedule A, but a Sub-Advised Portion may not be assigned to FTIML by PIM pursuant to Section 1(a)(i) with respect to a particular Fund at any given time. Sub-Advised Portions will be determined, and compensation under this Agreement will be paid, based on the corporate accounting records of the parties’ parent company with respect to portfolio management duty assignments.

PUTNAM INVESTMENT MANAGEMENT, LLC

By:
[ ]
Title:	[ ]

FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED

By:
[ ]
Title:	[ ]